                                                                   EXHIBIT 10.02

January 21, 2000



Stephen M. Bennett
[Address]
[Address]

                              Employment Agreement

Dear Steve:

        On behalf of the Board of Directors of Intuit Inc. ("Intuit"), I am pleased to offer you the position of President and Chief Executive Officer of Intuit on the terms set forth below.

        1. Position. You will be employed by Intuit as its President and Chief Executive Officer effective commencing upon the date of your resignation from your current employer (the "Commencement Date") and continuing thereafter until termination pursuant to Section 6. You will have overall responsibility for the management of Intuit and will report directly to its Board of Directors. During your term, you will also be appointed to the Board of Directors. You will be expected to devote your full working time and attention to the business of Intuit, and you will not render services to any other business without the prior approval of the Board of Directors or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Intuit. You will also be expected to comply with and be bound by the Company's operating policies, procedures and practices that are from time to time in effect during the term of your employment.

        2. Base Salary. Your initial base annual salary will be $750,000, payable in accordance with Intuit's normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors and increased from time to time, in the discretion of the Compensation Committee, but in any event such compensation shall not be reduced below $750,000 during your term of employment.

        3. Bonus. (a) You will be eligible to receive a target bonus of 150% of your then current annual base salary in accordance with Intuit's Incentive Compensation Plan. Achieving results less than target may yield between 80% and 100% of your target bonus. Achieving results greater than target may yield between 100% and 150% of your target bonus. For Intuit's 2000 fiscal year you will receive a prorated target bonus.

               (b) You will receive a signing bonus of $1,000,000 (the "Sign-On Bonus") within thirty days following the Commencement Date to compensate you for any forfeiture of your 1999 General Electric annual bonus. You will be required to repay to Intuit a portion of the Sign-On Bonus to the extent that you do not forfeit your General Electric bonus. In the event of your Voluntary Termination or Termination for Cause (both as defined in Section 6 below) within one year of the Commencement Date you shall be required to repay to Intuit the full amount of the Sign-On Bonus.

        4.     Stock Options and Restricted Stock.

               (a) On the Commencement Date, the Compensation Committee of the Board of Directors shall grant you nonqualified stock options to purchase 800,000 shares of Intuit common stock at an exercise price equal to such common stock closing price on the Commencement Date. These options will vest and become exercisable over a five year period, with 160,000 shares vesting and becoming exercisable on your Commencement Date and the remaining 640,000 shares vesting and becoming exercisable in 48 equal monthly installments following the first anniversary of the Commencement Date (each a "Succeeding Vesting Date"). Except as otherwise indicated in this agreement, the vested portion of such options may be exercised at any time until the earlier of 90 days after the termination of your employment or ten years after the grant of such options. You should consult a tax advisor concerning your income tax consequences before exercising any of the options. Notwithstanding any other provision of this Section 4(a) to the contrary, upon "Involuntary Termination," "Termination without Cause," or "Termination for Death or Disability," a portion of the unvested options and shares of restricted stock (as described in Section 4(b) below) shall immediately vest as provided in Section 8 below. Intuit shall register the shares issuable under the option and the shares of restricted stock (as described in Section 4(b) below) on a Form S-8 registration statement and shall keep such registration statement in effect for the entire period the options and shares remain outstanding.

               (b) You will be granted 150,000 shares of restricted common stock on your first date of employment for a purchase price equal to the par value of the Intuit common stock of $0.01 per share. These shares of restricted stock will vest over a five year period, with 30,000 shares vesting on the first anniversary of the Commencement Date and the remaining 120,000 shares vesting in four equal installments on the second, third, fourth and fifth anniversaries of the Commencement Date. These shares of restricted stock will not be transferable by you until they are vested. Unvested shares will be subject to repurchase by Intuit at $0.01 per share upon termination of your employment, except as otherwise provided in Section 8 below. Unless you elect to be taxed upon receipt of the restricted stock (by filing a special Section 83(b) election with the IRS within 30 days), you will be taxed (and subject to income tax withholding) on the value of the restricted stock as the shares vest. Again, you should consult a tax advisor concerning the tax consequences.

               (c) You will be granted 75,000 shares of restricted common stock on your first date of employment for a purchase price equal to the par value of the Intuit common stock of $0.01 per share. These shares of restricted stock will vest over a ten year period, with 7,500 shares vesting on the first anniversary of the Commencement Date and the remaining 67,500 shares vesting in nine equal installments on the succeeding nine anniversaries of the Commencement Date. These shares of restricted stock will not be transferable by you until they are vested. Unvested shares will be subject to repurchase by Intuit at $0.01 per share upon termination of your employment, except as otherwise provided in Section 8 below. Unless you elect to be taxed upon receipt of the restricted stock (by filing a special Section 83(b) election with the IRS within 30 days), you will be taxed (and subject to income tax withholding) on the value of the restricted stock as the shares vest. Again, you should consult a tax advisor concerning the tax consequences.

        5. Other Benefits. You will be entitled to the following additional benefits:

               (a) You will be eligible for the normal vacation, health insurance, 401(k), employee stock purchase plan and other benefits offered to all Intuit senior executives of similar rank and status.

               (b) You will be eligible for reimbursement for expenses incurred in connection with your relocation to California, including any brokerage commissions and closing costs associated with the sale of your principal Connecticut residence and the purchase of your principal California residence.

               (c) Intuit will provide you with a recourse loan in an amount not to exceed $6,000,000 at the minimum interest rate required to avoid imputed income under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"'), repayable to Intuit two years from the date of your termination of employment for reasons other than a Voluntary Termination or a Termination for Cause or within 90 days following your Termination for Cause or your Voluntary Termination or at the end of the 10 year term.

               (d) If within one year following your termination of employment pursuant to Sections 6 (a) and 6 (d) you sell your principal California residence (purchased pursuant to Section 5 (b) above) Intuit will split with you any loss on the sale of such residence on a fifty/fifty basis.

        6. Employment and Termination. Your employment with Intuit will be at-will and may be terminated by you or by Intuit at any time for any reason as follows:

               (a) You may terminate your employment upon written notice to the Board of Directors at any time for "Good Reason," as defined below (an "Involuntary Termination");

               (b) You may terminate your employment upon written notice to the Board of Directors at any time in your discretion without Good Reason ("Voluntary Termination");

               (c) Intuit may terminate your employment upon written notice to you at any time following a determination by two-thirds (2/3) vote of the entire Board of Directors that there is "Cause," as defined below, for such termination ("Termination for Cause");

               (d) Intuit may terminate your employment upon written notice to you at any time in the sole discretion of two-thirds (2/3) of the entire Board of Directors without a determination that there is Cause for such termination ("Termination without Cause");

               (e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board of Directors ("Termination for Death or Disability"); provided that "disability" shall mean your complete inability to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any 12-month period.

        7. Definitions. As used in this agreement, the following terms have the following meanings:

               (a) "Good Reason" means (i) a material reduction in your duties that is inconsistent with your position as President and Chief Executive Officer of Intuit or a change in your reporting relationship such that you no longer report directly to the Board of Directors; (ii) your no longer being President and Chief Executive Officer of Intuit or, in the case of a Change in Control, of the surviving entity or acquiror that results from any Change in Control; (iii) any reduction in your base annual salary or target quarterly or annual bonus (other than in connection with a general decrease in the salary or target bonuses for all officers of Intuit without your consent or material breach by Intuit of any of its obligations hereunder after providing Intuit with written notice and an opportunity to cure within seven days; (iv) a requirement by Intuit that you relocate your principal office to a facility more than 50 miles from Intuit's current headquarters; or (v) failure of any successor to assume this agreement pursuant to Section 13(d) below.

               (b) "Cause" means (i) gross negligence or willful misconduct in the performance of your duties to Intuit (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Intuit, after a demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which the Board believes you have not substantially performed your duties and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to Intuit; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of Intuit. No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Intuit.

               (c) "Change in Control" means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of Intuit representing fifty (50%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of Intuit in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of Intuit or a liquidation or dissolution of Intuit, or (iv) individuals who, as of the Commencement Date, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Intuit subsequent to the Commencement Date, whose election, or nomination for election by Intuit stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

               8. Separation Benefits. Upon termination of your employment with Intuit for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and your benefits will be continued under Intuit's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

               (a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares of restricted stock or options.

               (b) In the event of your Involuntary Termination or Termination without Cause, you will be entitled to (i) a single lump sum severance payment equal to six months of your current annual base salary (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; (ii) accelerated vesting of all of your unvested shares of restricted stock; and (iii) accelerated vesting and exercisability of that portion of your outstanding options to purchase Intuit common stock that would have vested on the next twelve Succeeding Vesting Dates.

               Notwithstanding the foregoing, if your Involuntary Termination or Termination without Cause occurs within two months before or twelve months following a Change in Control, you will be entitled to (i) a single lump sum payment equal to twelve months of your current annual base salary (less applicable deductions and withholding) payable within 30 days following your termination; (ii) your full target bonus for the year of termination without regard to satisfaction of any target performance objectives; (iii) accelerated vesting of all unvested shares of restricted stock; and (iv) accelerated vesting and exercisability of that portion of your outstanding options to purchase Intuit common stock (or securities of the surviving entity that are issuable upon exercise of such options following the Change in Control) would have vested on the next twenty-four Succeeding Vesting Dates.

               (c) In the event of your Termination for Death or Disability, the vesting of your unvested shares of restricted stock shall be accelerated and the vesting and exercisability of your outstanding options to purchase Intuit common stock shall be immediately accelerated by that portion of the options that would have vested on the next twelve Succeeding Vesting Dates; and you or your estate will have until one year after the effective date of your death or disability to exercise any options that were vested as of the effective date of your termination, including those that were accelerated as of the effective date of your death or disability.

               (d) If your severance and other benefits provided for in this
Section 8 constitute "parachute payments" within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then your severance and other benefits under this Section 8 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by
Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

               (e) No payments due you hereunder shall be subject to mitigation or offset.

        9. Indemnification Agreement. Upon your commencement of employment with Intuit, Intuit will enter into its standard form of indemnification agreement for officers and directors, a copy of which is attached to this letter as Exhibit C, to indemnify you against certain liabilities you may incur as an officer or director of Intuit.

        10. Confidential Information and Invention Assignment Agreement. Upon your commencement of employment with Intuit, you will be required to sign its standard form of Employee Agreement, a copy of which is attached to this letter as Exhibit D, to protect Intuit's confidential information and intellectual property.

        11. Nonsolicitation. During the term of your employment with Intuit and for one year thereafter, you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of Intuit to terminate his or her employment with Intuit.

        12. Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

        13. Miscellaneous.

               (a) Authority to Enter into Agreement. Intuit represents that its Chairman of the Board has due authority to execute and deliver this agreement on behalf of Intuit.

               (b) Absence of Conflicts. You represent that upon the Commencement Date your performance of your duties under this agreement will not breach any other agreement as to which you are a party.

               (c) Attorneys Fees. If a legal action or other proceeding is brought for enforcement of this agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

               (d) Successors. This agreement is binding on and may be enforced by Intuit and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Intuit or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Intuit's obligations under this agreement.

               (e) Notices. Notices under this agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Intuit in writing. Notices to Intuit will be addressed to its General Counsel at Intuit's corporate headquarters.

               (f) Waiver. No provision of this agreement will be modified or waived except in writing signed by you and an officer of Intuit duly authorized by its Board of Directors. No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this agreement.

               (g) Entire Agreement. This agreement, including the attached exhibits, represents the entire agreement between us concerning the subject matter of your employment by Intuit.

               (h) Governing Law. This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

        Steve, we are very pleased to extend this offer of employment to you and look forward to your joining Intuit as its President and Chief Executive Officer. Please indicate your acceptance of the terms of this agreement by signing in the place indicated below.


Very truly yours,                            Accepted January 24, 2000:

/s/ WILLIAM V. CAMPBELL                      /s/ STEPHEN M. BENNETT
___________________________________          ___________________________________
William V. Campbell
Chairman of the Board of Directors
Intuit Inc.